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                                  EXHIBIT 21.1
                    THE CHILDREN'S PLACE RETAIL STORES, INC.

                           SUBSIDIARIES OF THE COMPANY

The Children's Place Retail Stores, Inc. has the following wholly owned subsidiaries:

      TCPIP, Inc., a Delaware Corporation.

      The Children's Place (Hong Kong) Limited, a Hong Kong Corporation.

      thechildrensplace.com, inc., a Delaware Corporation.

      The Children's Place (Australia) Pty.Ltd., an Australian Corporation.

      The Children's Place (Virginia), a Virginia Corporation.

      TCP Canada, Inc., a Nova Scotia Limited Liability Company.

      TCP Resources, LLC, a Delaware Limited Liability Company.




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